EXHIBIT 12

Morgan Stanley

Ratio of Earnings to Fixed Charges

and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

(dollars in millions)

	Three Months Ended		Nine Months Ended		Fiscal Year
	August 31, 2004	August 31, 2003	August 31, 2004	August 31, 2003	2003	2002	2001	2000	1999
Ratio of Earnings to Fixed Charges
Earnings:
Income before income taxes (1)	$1,282	$1,528	$4,998	$4,254	$5,767	$4,720	$5,684	$8,554	$7,756
Add: Fixed charges, net	4,234	3,408	10,243	9,232	12,966	12,136	20,891	18,306	12,598

Income before income taxes and fixed charges, net	$5,516	$4,936	$15,241	$13,486	$18,733	$16,856	$26,575	$26,860	$20,354

Fixed Charges:
Total interest expense	$4,189	$3,367	$10,111	$9,111	$12,809	$11,970	$20,755	$18,155	$12,487
Interest factor in rents	45	41	131	120	156	165	162	154	111
Dividends on preferred securities subject to mandatory redemption	—	47	45	109	154	87	50	28	28

Total fixed charges	$4,234	$3,455	$10,287	$9,340	$13,119	$12,222	$20,967	$18,337	$12,626

Ratio of earnings to fixed charges	1.3	1.4	1.5	1.4	1.4	1.4	1.3	1.5	1.6

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
Earnings:
Income before income taxes (1)	$1,282	$1,528	$4,998	$4,254	$5,767	$4,720	$5,684	$8,554	$7,756
Add: Fixed charges, net	4,234	3,408	10,243	9,232	12,966	12,136	20,891	18,306	12,598

Income before income taxes and fixed charges, net	$5,516	$4,936	$15,241	$13,486	$18,733	$16,856	$26,575	$26,860	$20,354

Fixed Charges:
Total interest expense	$4,189	$3,367	$10,111	$9,111	$12,809	$11,970	$20,755	$18,155	$12,487
Interest factor in rents	45	41	131	120	156	165	162	154	111
Dividends on preferred securities subject to mandatory redemption	—	47	45	109	154	87	50	28	28
Preferred stock dividends	—	—	—	—	—	—	50	56	72

Total fixed charges and preferred stock dividends	$4,234	$3,455	$10,287	$9,340	$13,119	$12,222	$21,017	$18,393	$12,698

Ratio of earnings to fixed charges and preferred stock dividends	1.3	1.4	1.5	1.4	1.4	1.4	1.3	1.5	1.6

(1)	Income before income taxes does not include losses from unconsolidated investees and dividends on preferred securities subject to mandatory redemption. The three and nine month periods ended August 31, 2004 and 2003 income before taxes does not include (loss)/gain on discontinued operations. Fiscal 2001 income before income taxes does not include a cumulative effect of accounting change.

“Earnings” consist of income before losses from unconsolidated investees, income taxes and fixed charges, less dividends on preferred securities subject to mandatory redemption. The three and nine month periods ended August 31, 2004 and 2003 income before taxes does not include (loss)/gain on discontinued operations. Fiscal 2001 income before income taxes does not include a cumulative effect of accounting change. “Fixed charges” consist of interest cost, including interest on deposits, dividends on preferred securities subject to mandatory redemption, and that portion of rent expense estimated to be representative of the interest factor. The preferred stock dividend amounts represent pre-tax earnings required to cover dividends on preferred stock.